FILED PURSUANT TO
RULE 424(b)(3)
SEC FILE NO. 333-66919

PROSPECTUS SUPPLEMENT No. 3
(To Prospectus dated November 6, 1998)
DATED JULY 21, 2006

2,000,430 Common Shares

This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common shares issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue common shares in exchange for these units.

This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated November 6, 1998, prospectus supplement No. 1 dated October 8, 2002 and prospectus supplement No. 2 dated May 22, 2006, all of which are to be delivered with this prospectus supplement.

The selling shareholder table, appearing under the heading “Selling Shareholders” in the accompanying prospectus, is amended and supplemented by the information in the following table.

Number of
Common Shares
Name	Offered Hereby
Church of St. Michael & St. George (1)	2,000
National Kidney Foundation (2)	7,575

(1)            The units pursuant to which these shares may be issued were acquired by a transfer from the Andrew N. Baur Trust, Andrew N. Baur, Trustee to the named entity.

(2)            The units pursuant to which these shares may be issued were acquired by a transfer from the Andrew N. Baur Trust, Andrew N. Baur, Trustee to the named entity.